Exhibit 99.1

GENESCO NAMES BRENT BAXTER
VICE PRESIDENT, CHIEF ACCOUNTING OFFICER

NASHVILLE, Tenn., Oct. 31, 2019 - Genesco Inc. (NYSE: GCO) announced today the appointment of Brent Baxter as the Company’s new vice president, chief accounting officer, succeeding Paul Williams, who recently announced his retirement after 42 years with the Company.

Baxter joins Genesco with 30 years of accounting and financial leadership experience, mostly with publicly-held companies and public accounting firms. Since 2017, he served as group vice president, controller and principal accounting officer for Sally Beauty Holdings, Inc. Prior to that he was senior vice president, controller and chief accounting officer for Stein Mart from 2014 to 2016; vice president accounting, treasury and corporate controller for PetSmart from 2006 to 2014; and vice president and controller for Cracker Barrel Old Country Store from 2003 to 2006. Baxter began his career as an auditor with KPMG LLP from 1989 to 2003. He received a bachelor of science degree in business administration from the University of Tennessee and a master of accountancy degree with an audit concentration also from the University of Tennessee. He is a Certified Public Accountant.

Genesco Senior Vice President, Chief Financial Officer Mel Tucker said, “We are thrilled to have Brent join the Genesco accounting and finance team. He is a respected financial leader in the retail industry, and his wealth of knowledge and experience will make an immediate impact as we continue to execute on our footwear-focused strategy. Also, I would like to congratulate Paul Williams on his retirement following 42 years of dedicated service to Genesco. During his career, Paul has led by example, and is the embodiment of integrity and excellence. We are thankful for his wisdom, overall business acumen, dedication and exceptional financial leadership during his past four decades at Genesco.”

Williams is expected to remain with the Company in a transitional role through the end of the year.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,490 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

Financial Contacts:
Mel Tucker
Senior Vice President, Chief Financial Officer
Genesco Inc.
(615) 367-7465
mtucker@genesco.com

Dave Slater
Vice President, Financial Planning & Analysis and IR
Genesco Inc.
(615)367-7604
dslater@genesco.com

Media Contact:
Claire S. McCall
Director, Corporate Relations
Genesco Inc.
(615) 367-8283
cmccall@genesco.com